Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS THIRD QUARTER EPS INCREASE OF 28% TO $0.23

EARNINGS AND MARGIN GROWTH DRIVEN BY 17% GROWTH IN HEALTHCARE REVENUE

•	OPERATING MARGIN INCREASED 140 BASIS POINTS TO 5.9% IN THIRD QUARTER 2012

•	HEALTHCARE REVENUE WAS 33% OF TOTAL REVENUE UP FROM 30% IN THIRD QUARTER 2011

•	SOLUTIONS REVENUE INCREASED 13% TO 42% OF TOTAL REVENUE UP FROM 39% IN THIRD QUARTER 2011

BUFFALO, N.Y. — October 22, 2012 — CTG (NASDAQ: CTGX), an information technology (IT) solutions and services company, announced its financial results for the 2012 third quarter which ended on September 28, 2012. The increase in higher margin solutions work from the continued ramp-up of new healthcare projects and the expansion of larger multi-project healthcare engagements was the primary contributor to the strength of 2012 third quarter financial results.

2012 Third Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2012 third quarter as compared with the 2011 third quarter were as follows (dollar amounts in thousands except per-share data):

	Sept. 28, 2012	Sept. 30, 2011	$ Change	% Change
Revenue	$106,418	$101,119	$5,299	5%
Operating income	$6,323	$4,576	$1,747	38%
Net income	$3,813	$2,991	$822	27%
Diluted net income per share	$0.23	$0.18	$0.05	28%

The Company’s operating margin improved by 140 basis points to 5.9% from 4.5% in the 2011 third quarter.

“CTG delivered another quarter of strong financial results with the increasing volume and profitability of solutions work in our healthcare business continuing to drive this year’s significant growth in margins and earnings,” said CTG Chairman and Chief Executive Officer James R. Boldt. “Revenue from our healthcare division increased 17% in the quarter and for the second consecutive quarter was one-third of CTG’s total revenue. As expected, the softness in the economy is muting growth in our less profitable staffing business which was stable in the quarter. The combined effect of these results is the continued favorable shift in CTG’s business mix to an increased percentage of higher margin solutions revenue which was at least 40% of total revenue for the fourth consecutive quarter.”

Mr. Boldt added, “Growing our healthcare IT business remains the major focus of CTG’s growth strategy and our success in that effort is reflected in healthcare revenue growth of 20% thus far in 2012. This year’s growth in our healthcare business is coming from both the provider and payer markets in a variety of areas including electronic medical records (EMR) and other system implementations, application management outsourcing, and consulting work. The ramp-up and expansion of large EMR projects continued in the third quarter with a 25% increase in EMR revenue in the quarter to 17% of CTG’s total revenue. At quarter end, we were working on 18 large EMR projects and three proposals, previously bid on, are awaiting client decisions.”

Solutions revenue in the 2012 third quarter increased by $5.1 million or 13% to $44.2 million, representing 42% of total revenue compared with 39% in the 2011 third quarter. Staffing revenue was $62.2 million, or 58% of total revenue, compared with $62.0 million, or 61% of total revenue in the 2011 third quarter. European revenue increased 2% to $16.3 million, or 15% of total revenue, compared with $16.0 million, or 16% of total revenue, in the 2011 third quarter. Foreign currency exchange fluctuations had a $2.1 million unfavorable effect on revenue in the quarter compared with the 2011 third quarter. As a leading Belgian provider of IT services based in Brussels, the location of most European Union (EU) operations, CTG Europe continues to benefit from growth in EU spending on external IT support that is offsetting lower corporate IT spending and the negative movement in foreign currency exchange. There were 63 billing days in the third quarter of 2012 and 2011.

Selling, general, and administrative (SG&A) expenses in the 2012 third quarter were $16.8 million, or 15.8% of revenue, compared with $16.4 million, or 16.2% of revenue, in the 2011 third quarter. The more favorable SG&A expense ratio in the 2012 third quarter reflects continued cost control and the effect of operating leverage from revenue growth.

Cash provided by operations was $6.2 million in the 2012 third quarter compared with cash provided by operations of $2.8 million in the 2011 third quarter. At September 28, 2012, the Company had $29.4 million in cash compared with $12.6 million at the end of the 2011 third quarter. The Company had no outstanding debt at the end of the 2012 and 2011 third quarters.

The Company’s tax rate for the quarter was 39%.

2012 Year-to-date Review

Results for the first three quarters of the year reflect the same trends seen in the third quarter. Revenue, operating income, net income, and diluted net income per share for the first three quarters of 2012 as compared with the first three quarters of 2011 are as follows (dollar amounts in thousands except per share data):

	Sept. 28, 2012		Sept. 30, 2011	$ Change	% Change
Revenue	$316,490		$295,355	$21,135	7%
Operating income	$18,065		$13,852	$4,213	30%
Net income	$11,296	*	$8,649	$2,647	31%
Diluted net income per share	$0.67	*	$0.52	$0.15	29%

*	Includes the effect of one-time proceeds of $0.4 million, or 2 1/2 cents per diluted share, from life insurance proceeds paid to the Company in the 2012 second quarter.

The Company’s operating margin increased by 100 basis points to 5.7% in the first three quarters of 2012 from 4.7% in the same period of 2011. During the first three quarters of 2012, CTG’s solutions business increased 21% to $129.6 million, or 41% of total revenue, and its staffing business was stable at $186.9 million, or 59% of total revenue. European revenue was $50.3 million in the first three quarters of 2012 and represented 16% of total revenue, consistent with $50.5 million or 17% of total revenue in the comparable 2011 period.

Selling, general, and administrative expenses were $49.8 million, or 15.7% of revenue, compared with $47.6 million, or 16.1% of revenue, in the first three quarters of 2012.

Stock Repurchase Program

CTG repurchased 38,000 of its shares in the 2012 third quarter at an average price of $14.32 per share. In October 2012, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On September 28, 2012, approximately 550,000 shares were available for repurchase under current authorizations.

2012 Fourth Quarter and Full Year Guidance

CTG is providing guidance for the 2012 fourth quarter and 2012 full year in the table below. Based on year-to-date results and trends in its business, the Company’s range of revenue guidance has been tightened with the midpoint of revenue guidance unchanged from that provided in its 2012 second quarter earnings release. The range of earnings guidance provided in the same news release has been tightened with the midpoint of earnings guidance increasing due to the strength of the third quarter results. Earnings guidance excludes a gain of 5 cents per diluted share anticipated in the 2012 fourth quarter as a result of proceeds from a life insurance policy on a former CTG executive who passed away early in the quarter.

	Range	Range midpoint	Change from 2011 fourth quarter at range midpoint
2012 Fourth Quarter (64 billing days vs. 63 in Q4 2011)
Revenue	$108 – $110 million	$109 million	+8%
Diluted net income per share *	$0.22 – $0.24	$0.23	+15%

	Range	Range midpoint	Change from 2011 at range midpoint
2012 Full Year (Projected tax rate of 38% to 40%)
Revenue	$424 – $426 million	$425 million	+7%
Diluted net income per share **	$0.87 – $0.89	$0.88	+24%

*	Excludes anticpated gain of 5 cents from life insurance proceeds
**	Excludes 7 1/2 cents gain from life insurance proceeds (2 1/2 cents in 2012 second quarter and 5 cents anticipated in 2012 fourth quarter)

Mr. Boldt commented, “This year’s strong growth in revenue from our healthcare division, CTG’s most profitable business unit, has us in position to achieve our sixth year in the last seven of robust double-digit earnings growth. Healthcare revenue is now about one-third of total revenue furthering CTG’s transformation to an IT services and solutions company with a primary focus on healthcare IT. As we grow our healthcare business, we are also advancing our position as an industry leader in healthcare IT as reflected in CTG placing tenth in the Modern Healthcare 2012 annual ranking of the largest healthcare management consulting firms, three spots above the 2011 survey.”

Mr. Boldt concluded, “With operating margins just under six percent in the last two quarters and healthcare revenue expected to continue growing at a brisk pace, we are moving very close to reaching our goal of operating margins between six and seven percent. Looking to 2013 and beyond, there are multiple opportunities to continue growing our healthcare business including EMR and other system implementations and optimizations, ICD-10 compliance, application management outsourcing, consulting work and our proprietary medical analytics tools. Additionally, our position as a healthcare IT industry leader on the provider side of the business, combined with a solid foothold in the payer market, presents further growth opportunities particularly as these two market segments continue to converge.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,800 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2011 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, October 23, 2012 at 10:00 a.m. Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 a.m. and 9:50 a.m. and ask for the CTG conference call. A replay of the call will be available between 12:00 p.m. Eastern Time October 23, 2012 and 11:00 p.m. Eastern Time October 26, 2012 by dialing 1-800-475-6701 and entering the conference ID number 221721.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept, 30
	2012	2011	2012	2011
Revenue	$106,418	$101,119	$316,490	$295,355
Direct costs	83,283	80,152	248,608	233,858
Selling, general and administrative expenses	16,812	16,391	49,817	47,645

Operating income	6,323	4,576	18,065	13,852
Other income (expense), net	(68)	50	266	(35)

Income before income taxes	6,255	4,626	18,331	13,817
Provision for income taxes	2,442	1,635	7,035	5,168

Net income	$3,813	$2,991	$11,296	$8,649

Net income per share:
Basic	$0.25	$0.20	$0.75	$0.58

Diluted	$0.23	$0.18	$0.67	$0.52

Weighted average shares outstanding:
Basic	15,075	15,072	15,123	14,963
Diluted	16,800	16,723	16,807	16,747

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Sept. 28	December 31,	Sept. 30,
	2012	2011	2011
Current Assets:
Cash and cash equivalents	$29,412	$22,414	$12,641
Accounts receivable, net	70,600	67,801	68,254
Other current assets	3,292	3,097	3,382

Total current assets	103,304	93,312	84,277

Property and equipment, net	7,061	7,969	8,367
Goodwill	35,678	35,678	35,678
Other assets	9,545	10,533	11,630

Total Assets	$155,588	$147,492	$139,952

Current Liabilities:
Accounts payable	$9,593	$9,532	$7,968
Accrued compensation	29,943	30,971	29,827
Other current liabilities	6,272	7,423	5,078

Total current liabilities	45,808	47,926	42,873

Long-term debt	—	—	—
Other liabilities	10,427	10,761	9,801
Shareholders’ equity	99,353	88,805	87,278

Total Liabilities and Shareholders’ Equity	$155,588	$147,492	$139,952

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements Cash Flows

(Unaudited)

(amounts in thousands)

	For the Three Quarters Ended
	Sept. 28,	Sept. 30
	2012	2011
Net income	$11,296	$8,649
Depreciation and amortization expense	1,976	1,627
Equity-based compensation expense	1,595	1,172
Other operating items	(5,109)	(12,993)

Net cash provided by (used in) operating activities	9,758	(1,545)
Net cash used in investing activities	(1,202)	(1,521)
Net cash provided by (used in) financing activities	(1,510)	871
Effect of exchange rates on cash and cash equivalents	(48)	(1)

Net increase (decrease) in cash and cash equivalents	6,998	(2,196)
Cash and cash equivalents at beginning of period	22,414	14,837

Cash and cash equivalents at end of period	$29,412	$12,641

— END —

CTG news releases are available on the Web at www.ctg.com.